Exhibit 99.2

Press Release

Arbitron Inc. Board Adopts Stockholder Rights Plan

NEW YORK (BUSINESS WIRE) – November 21, 2002 – Arbitron Inc. (NYSE: ARB) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on December 9, 2002.

The Rights Plan, which is similar to plans adopted by more than 2,200 publicly-traded companies, is designed to deter coercive or unfair takeover tactics. The Rights Plan will assist the Company’s Board of Directors in dealing with any future actions taken by hostile entities which attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

In implementing the Rights Plan, the Board has declared a dividend of one right for each outstanding share of the Company’s Common Stock. Each right initially would entitle the holder thereof to purchase one one-thousandth of a share of Preferred Stock. One one-thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The rights will expire on November 21, 2012.

Commenting on the Rights Plan, Steve Morris, president and chief executive officer, Aribitron Inc., said, “Through the adoption of this new Rights Plan, the Board of Directors has taken a significant step towards protecting the long-term value of the Company for the stockholders. As a result of this new plan, potential acquirers will be encouraged to engage the Board of Directors prior to any takeover attempt and the Board will have increased leverage should any such negotiations occur.”

The Company noted that adoption of the plan was not made in response to any specific attempt by any person or entity to acquire Arbitron or its shares, and Arbitron is not aware of any current efforts to do so.

Initially, the rights are represented by the Company’s Common Stock certificates and are not exercisable. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of Arbitron’s Common Stock or commences, or publicly announces an intention to commence, a tender or exchange offer which would result in its ownership of 15% or more of the Common Stock. The exercise price is $135.00 (one hundred thirty-five dollars). Ten days after a public announcement that a person or group has become the beneficial owner of 15% or more of the Common Stock, all holders of rights, other than the acquiring person or group, would be entitled to purchase Common Stock of the Company upon the payment of the exercise price at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company’s assets are sold in one or more related transactions, each right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

At any time after a person or group becomes the beneficial owner of 15% or more of the Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Company’s Board of Directors may

exchange one share of Common Stock for each right, other than rights held by the acquiring person or group. The Board generally may redeem the rights at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding Common Stock. The redemption price is $0.005 per right.

Details of the Rights Plan will be mailed to all stockholders of the Company.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Webcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, TV and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 800 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU Media Measurement & Information, Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including timely implementation of our Portable People Meter and our webcast ratings services, as well as expansion of international operations;

•	effectively manage the impact of further consolidation in the radio industry;

•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs; and

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS — Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.

The forward-looking statements contained in this release speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Company Contact:
Arbitron Inc.
Bill Walsh, 212/887-1408
bill.walsh@arbitron.com
    or
Investor Relations:
KCSA Worldwide
Todd Fromer, 212/896-1215
todd@kcsa.com
    or
Media Contact:
Arbitron Inc.
Thom Mocarsky, 212/887-1314